Exhibit 12
Illinois Tool Works Inc. to Acquire Click Commerce, Inc.
GLENVIEW, Ill., Sept 05, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — Illinois Tool Works Inc. (NYSE: ITW) today said that it had reached an agreement to make a cash tender offer to acquire all of the outstanding shares of Click Commerce, Inc., a leading provider of on-demand supply chain management solutions for a variety of worldwide industries. As part of the agreement, ITW would purchase all of Click Commerce’s outstanding shares for $22.75 per share. The total value of the transaction, including outstanding stock options, is approximately $292 million. The boards of directors of both companies have approved the transaction.
Under the agreement, ITW has 10 business days starting September 5th to commence the offer. The tender offer will be open for at least 20 business days during the initial tender period. The closing of the transaction is subject to certain conditions, including the tender of at least a majority of the outstanding shares and regulatory approval. Closing is expected to take place in the 2006 fourth quarter.
With trailing 12 month revenues of $74 million, Click Commerce’s supply chain software solutions enable millions of users around the globe to collaborate, in real time, with partners across their extended enterprises. The company’s range of software products includes B2B e-commerce solutions for demand chain management, real time RFID-enabled supply chain management, service supply chain management providing visibility at all levels of the service network and master data management allowing harmonization of master data across an extended enterprise. These software solutions are utilized by numerous industries, such as manufacturing, aerospace and defense, distribution infrastructures, financial services and high-tech. Founded in 1996 and based in Chicago, Click Commerce enables its 1500 customers’ companies to coordinate and optimize business processes, accelerate revenues, lower costs and improve customer service.
“We believe Click Commerce represents a solid new growth platform for ITW. Click Commerce is well positioned to continue to expand its value-added software solutions and market presence across a wide range of industries, including several where ITW has a strong presence and where we have prospered over the years,” said David B. Speer, ITW’s chairman and chief executive officer. “The company’s growth through a combination of internal product development initiatives and complimentary acquisitions is very similar to ITW’s approach and affords us exciting future growth opportunities in this software solution space.”
“Click Commerce also has produced a strong financial report card in recent years. For 2005, the company’s revenues of $59 million and operating income of $14 million represented year-over-year growth of 128 percent and 210 percent, respectively. In addition, operating margins improved to 24 percent for the full-year in 2005,” said Speer.
ITW is a $12.8 billion in revenues diversified manufacturer of highly engineered components and industrial systems and consumables. The company consists of approximately 700 business units in 48 countries and employs some 50,000 people.

NOTICE TO INVESTORS
This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Click Commerce common stock described in this announcement has not commenced. At the time the offer is commenced, the company’s subsidiary will file a tender offer statement with the Securities and Exchange Commission, and Click Commerce will file a solicitation and recommendation statement with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Click Commerce’s security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the Securities and Exchange Commission) will be available at no charge on the Securities and Exchange Commission’s Website at http://www.sec.gov .
“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995
Statements made in this press release, including those relating to the expected growth, timing and scope of the acquisition, and all other statements in this release other than historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in those statements. The company may not be able to complete the Click Commerce acquisition on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain either regulatory approval or sufficient acceptances of the company’s offer by Click Commerce’s shareholders. Also, among other things, unfavorable economic conditions may impact market growth trends or otherwise impact the demand for the company’s products and services; competition from existing and new competitors and producers of alternative products will impact the company’s ability to penetrate or expand its presence in new or growing markets; uncertainties relating to the company’s ability to develop and distribute new proprietary products to respond to market needs in a timely manner may impact the company’s ability to exploit new or growing markets; the company’s ability to successfully identify and implement productivity improvements and cost reduction initiatives may impact profitability; and risks inherent in international operations, including possible economic, political or monetary instability, may impact the level and profitability of the company’s foreign sales. In addition to the factors set forth in this release, the economic, competitive, governmental, technological and other factors identified in the company’s filings with the Securities and Exchange Commission could affect the forward looking statements contained in this press release. We have no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of anticipated events.
SOURCE Illinois Tool Works Inc.
John Brooklier of Illinois Tool Works Inc., +1-847-657-4104 or jbrooklier@itw.com